CT COMMUNICATIONS, INC.

                   1996 DIRECTOR COMPENSATION PLAN

ARTICLE  I.  Purposes:

     The CT Communications, Inc., 1996 Director Compensation Plan (the "Plan") is intended to encourage stock ownership by all members of the Board of Directors (individually, a "Director") of CT Communications, Inc. (the "Corporation") in order to increase each Director's proprietary interest in the Corporation's success and to encourage individuals to remain a Director of the Corporation.

ARTICLE II.  Administration:

     The Plan shall be operated by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). Subject to the provisions of the Plan, the Committee may, from time to time, prescribe rules and regulations for the administration of the Plan and the payment of any administrative fees associated with the Plan. The Committee may decide questions which arise with respect to the interpretation or application of said Plan, and such decisions shall not be subject to review. However, the administration, interpretation and construction of the Plan will be ministerial in nature and the Committee has no authority, discretion or power to determine the number of shares received by a Director hereunder.

ARTICLE III.  Right to Receive Stock:

     Each Director shall be granted the right to receive his annual Director's compensation, consisting of the Director's annual retainer and all regular meeting, committee meeting and telephone conference meeting fees in shares of Class B common stock (the "Stock"), or to receive the compensation in cash. The retainer and all regular meeting, committee meeting and telephone conference meeting fees are referred to collectively as the "Compensation". The right to receive the Compensation in Stock instead of cash is referred to as an "Election", and shall be made pursuant to Article IV hereof. The number of shares which an electing Director receives for the Compensation shall be calculated as provided in Article IV hereof.

ARTICLE IV.  Terms and Conditions:

     (a) Election Form: An Election shall be evidenced by a form provided to each Director, which form shall (i) incorporate, by reference, the terms and provisions of this Plan; and (ii) be executed by each electing Director.

     (b) Converting Compensation to Stock: All Compensation for a Director making an Election shall be converted to a number of whole and fractional shares of Stock based upon the fair market value of the Stock or the appropriate Grant Date as described in subsection (c) of this
Article IV. The number of whole and fractional shares of Stock calculated under this section and all cash dividends payable on such Stock shall be accrued on the Corporation's books until distributed pursuant to subsection
(f) of this Article IV.

     (c) Grant Dates: A Grant Date hereunder is any date at which the fair market value of the Stock is determined for purposes of calculating the number of shares of Stock a Director will receive for his Compensation. The initial Grant Date shall be the first day that is six months and one day following the Director's Election. On the initial Grant Date all Compensation which has been accrued by the Corporation following a Director's Election shall be converted to the appropriate number of whole and fractional shares of Stock based upon the fair market value of the Stock on the initial Grant Date. Following the initial Grant Date, all subsequent Compensation earned by an electing Director shall be converted to shares of Stock based upon the fair market value of the Stock on the date such Compensation is paid or made available to the Director.

     (d) Elections by Directors on the Effective Date: Individuals who are Directors on the Effective Date may make an Election for the Director's 1996-97 Compensation at any time after the Effective Date but no later than the end of the Corporation's 1996-97 fiscal year. After making an Election for the 1996-1997 fiscal year, all Compensation paid or made available to a Director during such Direction's term will be converted to a number of whole and fractional shares of Stock as provided in subsections (b),
(c) and (d) of this Article IV unless the Election is revoked pursuant to subsection (g) of this Article IV.

     (e) Elections By Directors After the Effective Date: Individuals who become a Director after the Effective Date and Directors who did not make an Election for the 1996-97 fiscal year may make an Election for Compensation made available during any subsequent fiscal year. After making an Election for any fiscal year, all Compensation paid or made available to a Director during such Director's term will be converted to a number of whole and fractional shares of Stock as provided in subsection (b), (c) and (d) of this Article IV unless the Election is revoked pursuant to subsection (g) of this Article IV.

     (f) Distribution of Stock: The Corporation will issue all Stock to which an electing Director is entitled for a fiscal year in one certificate issued within thirty (30) days of the last day of the Corporation's fiscal year for which the Election is effective. In issuing the Stock, the Corporation may round up any fractional shares of Stock to which a Director is entitled during a fiscal year to the next whole share of Stock. Cash dividends which have accrued on such Stock during the fiscal year shall be distributed in cash along with the certificate.

     (g) Duration of the Election: Following an Election, all Compensation will be paid in Stock for the remainder of the Director's term as a Director unless the Director revokes the Election in writing. The revocation of an Election shall only be effective for any Compensation paid or made available to a Director six months and one day after the revocation is filed with the Committee, and all Compensation paid or made available to a revoking Director before the revocation is effective shall be calculated and distributed pursuant to subsections (b)-(f) hereof.

     (h) Assignability: The right to receive Stock hereunder shall not be assignable or transferable except by will or by the laws of descent and distribution.

     (i)  Rights as a Shareholder:   No Director shall have any rights as a
shareholder with respect to Stock transferred pursuant to this Plan until a certificate for such Stock has been actually issued to said Director. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

     (j) Restrictions on Sale of Stock: No Stock received by a Director under this Plan may be sold by the Director for a period of six (6) months after the Stock is issued to the Director.

     (k)  Irrevocable Election:  Notwithstanding subsection (g) of this
Article IV, a Director's election to receive Compensation in Stock for any fiscal year may not by revoked during that fiscal year.

ARTICLE V.  Term of Plan:

     The term of this Plan shall be for a period commencing on the Effective Date and ending when all shares of Stock available hereunder have been issued.

ARTICLE VI.  Amendments:

     The Board of Directors may, from time to time, alter, amend, suspend or discontinue the Plan at any time without notice, provided that no Director's existing rights are adversely affected thereby and provided further that no amendment or modification may become effective without approval by the shareholders of the Corporation if shareholder approval is required to enable the Plan to satisfy any state or federal statutory or regulatory requirements. No amendment to the Plan may increase to more than two thousand five hundred (2,500) the number of shares available under the Plan.

ARTICLE VII.  Notices:

     Any notice which the Corporation or an Director may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed to CT Communications, Inc., or to such other group or individual that the Corporation, by notice to the Director, may designate in writing from time to time; and to the Director, at the address shown on the records of the Corporation, or at such other address as the Director, by notice to the Corporation, may designate in writing from time to time.

ARTICLE VIII.  The Right of the Corporation to Terminate Director's
Relationship:

     Nothing contained in the Plan shall confer upon any Director any right to continue as a Director of the Corporation unless such Director is duly re-elected by the Corporation's shareholders.

ARTICLE IX.  Governing Law:

     The Plan will be governed and construed pursuant to the laws of the United States of America and the State of North Carolina.

ARTICLE X.  Effective Date of the Plan:

     The Plan shall become effective on the date the Plan is adopted by the Board of Directors.